SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

August 23, 2005

(Date of Report)

August 22, 2005

(Date of Earliest Event Reported)

US Wireless Online, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation)	333-61424 Commission File Number	82-0505220 (IRS Employer I.D. No.)

500 West Jefferson Street, Suite 2350

Louisville,  KY  40202

(Address of Principal Executive Offices)

(502) 891-4476

(Registrant's Telephone Number)

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On August 22, 2005, in an arms length transaction not involving any affiliates or related parties, US Wireless Online, Inc. (“USWL”) completed the acquisition of all the assets of DHR Technologies, Inc., d/b/a Skyline Broadband (“Skyline”).  Skyline assets include assets include wireless communication assets, all tangible property, prepaid items, warranties, books, records and supplier information, customer lists and files, contracts, leases and various other assets.

The purchase price, as determined by USWL management, for the Skyline assets was as follows:

Payment Structure:  A $250,000 Promissory Note to be paid over twelve equal monthly installments beginning on the closing date; $1,723,618.00 to be paid in common stock of $0.17 per share (the “Shares”).  50% of the Shares must be held for a minimum of 12 months from the date of issuance, subject thereafter only to limitations set forth in Rule 144, and 50% of the Shares must be held for a minimum of 24 months from the date of issuance; up to $250,000 in additional cash to be paid as follows: 50% of annual EBITDA in excess of $100,000 each year for two years following the closing date. The payable date will be within 45 days after year-end closing December 31, 2005-2006.

In the event that the average closing price of the Shares on the 10 trading days prior to the one year anniversary of the closing date (the “First Reset Price”) is less than $0.255 then Acquirer will issue to the shareholders of Acquiree additional shares of Common Stock or cash.  The number of shares of Common Stock to be issued will equal the total number of shares issued in the transaction multiplied by $0.255 divided by the Reset Price less the total number of shares issued on the closing date.  If it desires to do so, Acquirer may instead issue to the shareholders of Acquiree an amount of cash equal to the value of those additional shares of Common Stock based on the Reset Price.  In the event that the average 60 day closing price of the Shares  from 180 days to 240 days after the Closing date (the “Second Reset Price”) is greater than $0.50 then Acquiree shall surrender up to 20% of the Shares issued.  The number of Shares to be surrendered will equal the same percentage increase of the difference between $0.50 and the Second Reset Price.  The Second Reset Price and resulting surrender of shares shall occur no more than one time.

Claw Back Provision:  In the event that any of the following occurs up to twenty four months from the closing date (if the average closing price of the Shares on the 60 trading days prior to the one year anniversary of the closing date and the 60 day average closing price continuing forward to twenty four months from closing date is less than $0.085 or if any monthly installments fall behind the scheduled payment date by more than 15 days or if Acquirer files chapter 7  11 or 13 bankruptcy or reorganization protection) then Acquiree will have the option of taking back the business sold and return the stock that was received.  In the event that any of the shares were sold after the 12 month period from closing then the Aquiree will repay the stock value based on the average closing price of the Shares on the 10 trading days prior to default within 15 days.  If the rights granted under this “Claw Back Provision” are triggered, the shareholders of Acquiree shall have 60 days to either exercise their rights or attempt to negotiate other remedies.  This provision can only be triggered once and shall expire 60 days thereafter.

The shares will be issued to Richard Williamson, II, the sole owner of Skyline.  The Company relied on an exemption from registration pursuant to Section 4.2 of the Securities Act and Regulation D, Rule 506 to issue the shares of restricted common stock.  There were no commissions paid.

In addition to the stock provisions, the Company has agreed to enter into a 24 month employment agreement with the executive officers of Skyline with individual salaries during the first year limited to $60,000.

Founded in 2000 and headquartered in Fort Myers, FL, Skyline Broadband (website: www.slbb.com) has recently purchased several competitors and created one of the largest independent Internet Service Provider Networks in Southwest Florida. The company offers a variety of broadband Internet options as well as web-hosting and network security services. Skyline currently has approximately 600 commercial and SOHO wireless broadband customers representing approximately 4,400 users, over 10,000 hosted domains and approximately 2,000 non-wireless Internet access customers.

ITEM 5.02.  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS

Effective August 22, 2005, Mr. Mark Rogers resigned as a director of the Company and as President of U.S. Wireless Online, Inc. to pursue other activities.  Mr. Rick Hughes will act as President for the interim period.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial statements of business acquired:

The Company will file financial statements under cover of Form 8-K no later than 71 calendar days after the date this Report is required to be filed.

          (b)  Pro forma financial information.

The Company will file pro forma financial information under cover of Form 8-K no later than 71 calendar days after the date this Report is required to be filed.

Exhibits.

2.0

Acquisition Agreement by and among US Wireless Online, Inc. and DHR Technologies, Inc., d/b/a Skyline Broadband dated August 11, 2005.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

US WIRELESS ONLINE, INC.

DATE:  August 23, 2005

By: /s/ Rick Hughes

Rick Hughes

Chief Executive Officer

4